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                                                                       EXHIBIT 5

[TRW Letterhead]




August 9, 1995



TRW Inc.
1900 Richmond Road
Cleveland, Ohio  44124

Re:      Registration Statement on Form S-3
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Gentlemen:

I am General Counsel of TRW Inc. (the "Company") and have acted in that capacity in connection with the proposed issuance by the Company of up to $224,530,000 aggregate principal amount of debt securities ("Debt Securities") and warrants to purchase Debt Securities ("Warrants") in a public offering being registered under the Securities Act of 1933 in a Registration Statement on Form S-3 (the "Registration Statement"). The Debt Securities and Warrants will be offered and sold pursuant to Rule 415 under the Securities Act of 1933 from time to time on terms to be determined at the time of sale.

In my capacity as General Counsel, I am familiar with the proceedings, corporate and other, relating to the authorization and issuance of the Debt Securities and Warrants. I have examined, or caused to be examined, such statutes, instruments relating to the Company, corporate records of the Company, agreements and other instruments and documents, and I have made or caused to be made such investigation of law, as I have deemed appropriate as a basis for the opinion expressed below.

Based upon the foregoing, I am of the opinion that when the Debt Securities and Warrants are sold and delivered as contemplated in the Registration Statement, they will be duly and validly authorized and issued, and will be valid and binding obligations of the Company.

I hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to my name under the caption "Legal Opinions" in the Prospectus included as part of the Registration Statement.


Very truly yours,

/s/ Martin A. Coyle

Martin A. Coyle
General Counsel